Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.610.2900
ir@avistar.com

AVISTAR COMMUNICATIONS ANNOUNCES ADDITIONAL DELAY

IN THE FILING OF ITS 2005 ANNUAL REPORT ON FORM 10-K

REDWOOD SHORES, Calif. – April 13, 2006 – Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced that it expects to miss the extended deadline of April 17, 2006 for the filing of its 2005 Annual Report on Form 10-K with the U.S. Securities & Exchange Commission (SEC).  As was previously reported in the notice filed by Avistar with the SEC on March 31, 2006, the filing of the 2005 Annual Report has been delayed due to an on-going review of the Company’s 2004 Annual Report on Form 10-K by the Securities and Exchange Commission.

On September 2, 2005, the Company received a comment letter from the Division of Corporate Finance of the SEC regarding its 2004 Annual Report on Form 10-K, which comments included, among others, questions regarding the Company’s accounting for the proceeds of its November 2004 settlement and cross-license with Polycom, Inc.  The Company responded to the SEC’s comments on September 23, 2005.  The SEC sent additional written questions to the Company on December 22, 2005, to which the Company responded on January 17, 2006.  Subsequently, the SEC requested a conference call with the Company and its independent registered public accountants, which was conducted on March 7, 2006.  During that conference call, the SEC requested additional information explaining the basis for the Company’s accounting for the proceeds of its settlement and cross-license agreements with Polycom, Inc.  The Company provided the additional requested information to the SEC on March 21, 2006 and subsequently conducted follow-up discussions with the SEC staff and the Company’s independent registered public accountants.  The matter is now being directed to the Office of the Chief Accountant at the SEC.  The filing of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 has been delayed due to the fact that the Company is unable to complete the audit of its financial statements for its 2005 fiscal year until the SEC’s comments are resolved.

Avistar’s previously announced financial results are subject to change in the event that the SEC interprets that the proceeds of the settlement and cross-licensing agreement between Collaboration Properties, Inc., the Company’s wholly-owned I.P. licensing subsidiary, and Polycom, Inc. should have been accounted for as non-operating other income, instead of as revenue to the Company.  A reasonable estimate of the quantitative impact of any changes is not possible until the Company and its independent registered public accountants have concluded their discussions with the SEC.

The delay in filing of Avistar’s Annual Report for 2005 may cause The NASDAQ Capital Market to adjust Avistar’s trading symbol from “AVSR” to “AVSRE” to signify that the delinquent filing has caused Avistar to be added to the list of companies that are not in compliance with the continued listing requirements of the NASDAQ Capital Market.

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in Redwood Shores, California, with sales offices in New York and London. Avistar’s technology is used in more than 35 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar, holds a current portfolio of 70 patents for inventions in the primary areas of video and network technology. CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a rich-service network video architecture to support Avistar’s product suite and customers. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries.

For more information, visit www.avistar.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements regarding the filing of Avistar’s Annual Report on Form 10-K for 2005, and the possibility of revisions to previously published financial results of the Company. These statements are based on current expectations and assumptions as of the date of this press release, and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates and assumptions. The risks include, but are not limited to, adjustments resulting from the completion by the Company’s independent registered public accountants of their audit of the Company’s financial statements for the year ended December 31, 2005; and adjustments resulting from the ongoing review by the Securities and Exchange Commission of the Company’s Annual Report for the year ended December 31, 2004, which may result in further changes to the Company’s historical financial results and accounting practices. Other risks are set forth in the section entitled “Risk Factors” under “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2005.

Copyright © 2006 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation.